PROSPECTUS and	PRICING SUPPLEMENT NO. 12
PROSPECTUS SUPPLEMENT, each	Dated July 9, 2015
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $18,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$500,000,000 2.375% Fixed Rate Senior Notes Due July 14, 2020

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESY6 / US24422ESY67

Date of Issue:	July 14, 2015

Maturity Date:	July 14, 2020

Principal Amount:	$500,000,000

Price to Public:	99.916% plus accrued interest from July 14, 2015

Interest Payment Dates:	Semi-annually on January 14 and July 14, commencing on January 14, 2016 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.375% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Goldman, Sachs & Co.	$150,000,000
	J.P. Morgan Securities LLC	150,000,000
	Mitsubishi UFJ Securities (USA), Inc.	150,000,000
	BNP Paribas Securities Corp.	16,667,000
	Credit Agricole Securities (USA) Inc.	16,667,000
	Standard Chartered Bank	16,666,000
	Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.566% plus accrued interest from July 14, 2015 if settlement occurs after that date.